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                                                                     Exhibit 4.4





                   SUPPLEMENTAL REGISTRATION RIGHTS INSTRUMENT


                  SUPPLEMENTAL REGISTRATION RIGHTS INSTRUMENT, dated as of ________, 2000 (the "Supplemental Instrument").

                  WHEREAS, The Goldman Sachs Group, Inc., a Delaware corporation (the "Company"), has entered into a Registration Rights Instrument, dated as of December 10, 1999 (the "Registration Rights Instrument") (attached as Annex A hereto);

                  WHEREAS, the transfer restrictions under the Amended and Restated Plan of Incorporation, adopted on April 30, 1999, of The Goldman Sachs Group, L.P. ("GS Group") on a portion of the shares of Common Stock beneficially owned by certain former Schedule I Limited Partners (the "RLPs") of GS Group terminate on May 8, 2000 (such shares of Common Stock, the "RLP Shares");

                  WHEREAS, on or after May 8, 2000, shares of Common Stock will be issued to employees of the Company and its subsidiaries and affiliates (collectively, the "Employees") pursuant to awards granted by the Company in connection with its initial public offering (such shares of Common Stock, the "Employee Shares" and, together with the RLP Shares, the "Shares"); and

                  WHEREAS, pursuant to Section 1 of the Registration Rights Instrument, and in order to facilitate an orderly market for the Shares, the Company has determined to register under the Securities Act of 1933 (the "Securities Act") the resale of the Shares by Goldman, Sachs & Co. ("GS&Co."), as either principal or agent, in one or more transactions;

                  NOW THEREFORE, the Company undertakes as follows:

1.       Definitions.

         (a) Unless otherwise defined herein, all capitalized and undefined terms shall have the meanings assigned to them in the Registration Rights Instrument.

         (b) The following terms shall have the following meanings for the purposes of both this Supplemental Instrument and the Registration Rights
Instrument:

             "Participating Holder" means each RLP and each Employee all or a portion of whose Shares are resold by GS&Co. pursuant to the Registration Statement.

             "Participating Stock" means the Shares that are resold by GS&Co. pursuant to the Registration Statement.
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             "Registration Statement" means, for the purposes of both this
Supplemental Instrument and the Registration Rights Instrument, the Company's Registration Statement on Form S-3 (File No. 333-34042) registering the Shares for resale by GS&Co.

             "Request Registration" means, for the purposes of both this Supplemental Instrument and the Registration Rights Instrument, the registration of Shares for resale by GS&Co.

         2. Supplements and Modifications. With respect to the Request Registration contemplated by this Supplemental Instrument, the Registration Rights Instrument is hereby supplemented, modified and superseded as follows:

         (a) The expense reimbursement provisions of Section 2 of the Registration Rights Instrument shall apply to the resale of the Shares by GS&Co.

         (b) The indemnification and contribution provisions of Section 3 of the Registration Rights Instrument shall apply to the Participating Holders and to GS&Co. as an Underwriter.

         (c) No Participating Holder shall be obligated to provide indemnification or contribution to the Company as provided in Sections 3(b) and 3(d) of the Registration Rights Instrument; and no Participating Holder has provided any information to the Company for use in the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement thereto.

         (d) The provisions of Section 1 of the Registration Rights Instrument shall not impose or be deemed to impose any obligations on the Company or any Participating Holder. Each Participating Holder shall be entitled to the benefits of Sections 2 and 3 of the Registration Rights Instrument, as supplemented, modified and superseded by this Supplemental Instrument.

         3. Parties in Interest. The Participating Holders may not transfer or assign their rights under this Supplemental Instrument or the Registration Rights Instrument, and any attempted transfer or assignment in violation of this
Section 3 shall be null and void.


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                  IN WITNESS WHEREOF, the Company has executed and delivered this Supplemental Instrument as of the date above written.

                                            THE GOLDMAN SACHS GROUP, INC.


                                            By:_________________________________
                                                  Name:
                                                  Title:    Authorized Person




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